For further information contact:
                                             Steven Bono (COM) 630.663.2150
                                             Ernie Mrozek (CFO) 901.766.1268
                                             Bruce Byots (INV) 630.663.2906


FOR IMMEDIATE RELEASE
February 12, 2004

                 SERVICEMASTER REPORTS 2003 RESULTS REFLECTING
                  GROWTH IN FOURTH QUARTER REVENUES AND PROFITS


         DOWNERS GROVE, Illinois, February 12, 2004 - The ServiceMaster Company (NYSE: SVM) today announced fourth quarter 2003 revenues of $807 million, a 2 percent increase compared to 2002. Fourth quarter 2003 earnings per share from continuing operations were up 33 percent to $.08 compared with $.06 in 2002.

         For the full year, revenues of $3.6 billion were up 2 percent over 2002. Earnings (loss) per share from continuing operations were $(.75) compared with $.51 in 2002. Earnings per share from continuing operations excluding the non-cash impairment charge reported in the third quarter of 2003 were $.54 [see
(a)].

          "Our improved performance and growth in the second half of 2003 were the result of hard-working service people staying focused on the customer, combined with strong cost reductions and controls across the enterprise," said Jonathan Ward, Chairman and Chief Executive Officer. "Earnings moved up as we started to see improved revenue in the quarter, reflecting the business momentum that we all have been working hard to achieve."

         "Going forward, the process of repositioning our brands will help us to unleash the power of thousands of dedicated service people by focusing their efforts on delivering the experience that our customers want and value," continued Ward.

(a) For a complete discussion of the Company's use of non-GAAP measurements identified by (a), see page 7 of this release.

         During the fourth quarter, the Company recorded a reduction in revenue and operating income as a result of a correction in its historical method of recognizing renewal revenues from certain Terminix and American Home Shield customers who have prepaid. The effects of the adjustment were not material to prior years. It also recorded a favorable adjustment as a result of positive trending in certain termite damage claim costs. Combined, these items reduced revenues for the fourth quarter by $14 million and reduced operating and pre-tax income for that period by approximately $5 million. In addition, the Company incurred severance and shut down costs primarily associated with branch closures and also had lower variable compensation expense; the net effect of these latter two items was immaterial.

Review of Cash Flows and Balance Sheet
--------------------------------------

         Net cash flow provided from operations for the full year was $284 million, again substantially exceeding net income, but was below the $374 million reported in the previous year. The majority of the reduction was experienced in the first quarter and was largely due to nonrecurring benefits experienced in 2002 (including the timing and amount of customer prepayments) as well as the timing of certain payments and accruals. Total debt on December 31, 2003 was $819 million, slightly below the prior year-end levels.

Outlook
-------

         "Throughout 2004 we will maintain a strong focus on top-line sales, increased retention, pricing discipline, and improving margins in TruGreen LandCare and the ARS/AMS segment," said Ward. "We believe we will build on the progress we made in 2003 and continue to grow new customers and retention rates through the year, demonstrating the fundamental strength of our strategies."

         "We expect our growth to be partially offset by higher insurance costs and a return to a more normal level of variable compensation," continued Ward. "These factors, combined with the current economic and employment outlook, lead us to expect revenue growth to be in the mid-single digits in 2004 and that earnings per share will grow somewhat faster than revenues. In addition, we expect cash from operations to increase with earnings and to continue to substantially exceed net income", concluded Ward.

Business Review by Segment
--------------------------

TruGreen

         For the fourth quarter of 2003, the TruGreen segment reported revenues of $290 million, up 8 percent compared with the prior year. For the full year, the segment reported revenues of $1.35 billion, up 5 percent compared to the prior year. Operating income for the quarter was $24 million compared with $20 million in the prior year. For the full year, operating income was $(34) million or $155 million excluding the impairment charge, compared with $165 million in the prior year [see note (a)].

         Revenues in the lawn care unit increased 11 percent and 6 percent in the quarter and full year respectively, reflecting growth in customer counts, increased production and higher revenue from ancillary services and commercial accounts. Favorable weather in the fourth quarter partially offset the impact of poor weather in the first quarter of the year. Operating income increased by $11 million and $5 million for the quarter and full year, respectively, reflecting higher revenues partially offset by increased marketing and insurance costs.

         Revenues in the landscaping unit increased 3 percent and 2 percent in the quarter and full year, respectively. This reflects modest growth in base contract maintenance volume and an increase in first quarter snow removal revenues, partially offset by a reduced level of enhancement sales. Operating income declined by $7 million and $15 million for the quarter and full year, respectively, reflecting lower enhancement sales, higher insurance expense and branch closure costs.

Terminix

         The Terminix segment reported fourth quarter revenues of $212 million, consistent with the prior year. For the full year, Terminix reported revenues of $945 million, up 2 percent compared with 2002, reflecting higher revenues in both termite renewals and pest control. This growth was partially offset by fewer sales of new termite contracts which were due to abnormally cool weather conditions experienced earlier in the year.

          Operating income for the quarter was $23 million compared with $20 million in the prior year, and for the full year was $131 million compared with $127 million in the prior year. Margins in the full year 2003 improved slightly over the prior year reflecting lower than expected termite damage claims partially offset by fewer high-margin new termite customers, as well as incremental costs associated with the unit's new information system.

         In the fourth quarter of 2003, Terminix corrected its method of recognizing renewal revenue from certain customers who have prepaid. A cumulative adjustment was recorded, reducing fourth quarter revenue by $9 million and operating income by $7 million. The Company also continued to experience positive trending in damage claim costs associated with its acquired Sears termite customer base, resulting in a $7 million reduction in expense in the fourth quarter and $13 million for the full year.

American Home Shield

         The American Home Shield (AHS) segment reported fourth quarter revenues of $98 million, down 2 percent compared with the prior period. AHS corrected its method of recognizing renewal revenue from customers who have prepaid. A $5 million cumulative adjustment was recorded, reducing fourth quarter revenue and operating income by that amount.

         For the full year, AHS reported revenues of $450 million, up 6 percent compared with 2002. The unit experienced growth in renewal contracts and also benefited from improved sales in its real estate and consumer channels for the year, with some slowing of sales in the real estate channel in the fourth quarter.

         Operating income for the quarter was $5 million compared with $7 million in 2002, and for the full year was $58 million compared with $48 million in the prior year. Margins for the full year were higher due to volume growth, a lower claims rate and favorable trending of prior year claims. Favorable weather and higher consumer deductible levels produced lower claims rates.

American Residential Services and American Mechanical Services

         The American Residential Services (ARS) and American Mechanical Services (AMS) segment reported fourth quarter revenues of $168 million, down 1 percent compared with the prior year. For the full year, the segment reported revenues of $674 million, down 6 percent as compared with 2002. Revenues declined 5 percent at ARS and 9 percent at AMS for the year. The decline in revenues reflects a sharp industry-wide reduction in commercial construction activity at AMS. The decline at ARS was caused by a decrease in plumbing and HVAC service revenues and the effects of branch shutdowns.

         Operating income for the quarter was $37 thousand compared with $2 million in the prior year due to more competitive pricing conditions at AMS. ARS profits were consistent with prior year after including costs related to closed branches. For the full year, operating income was $(282) million or $10 million excluding the impairment charge, [see note (a)] compared with $17 million in the prior year with the majority of the decline attributed to AMS. Segment margins for the full year declined due to the decreased volume and branch closure costs.

Other Operations

         The Other Operations segment reported fourth quarter revenues of $39 million, up 2 percent compared with the prior year. For the full year, the segment reported revenues of $152 million, up 2 percent, compared with 2002. The combined ServiceMaster Clean and Merry Maids franchise operations reported an increase in earned revenue of 4 percent and 8 percent in the quarter and full year, respectively, primarily driven by continued excellent results in disaster restoration. In the third quarter of 2002, the segment recorded $6 million of revenues from licensing fees related to the Company's former Terminix United Kingdom operations, thereby partially offsetting the full year franchise revenue growth.

         Operating loss for the quarter was $13 million compared with $8 million in the prior year, and for the full year was $40 million compared with $23 million in the prior year. In the fourth quarter, higher headquarter level costs related to insurance and marketing, were partially offset by lower incentive compensation charges. For the full year, continued strong growth in the operating income of ServiceMaster Clean and a reduction in incentive compensation expense were more than offset by higher costs related to insurance, marketing, and compliance as well as the grow-over effect of the $6 million of non-recurring licensing fee income earned in 2002.

2003 Assessment for Impaired Intangible Assets

         As previously reported in the third quarter, the Company recorded a non-cash impairment charge associated with its American Residential Services, American Mechanical Services and TruGreen LandCare business units of $481 million pre-tax which is $383 million after- tax or $1.30 per share.

Non-GAAP Measure Disclosure

         Within this press release, the Company provided certain non-GAAP (Generally Accepted Accounting Principles) measures identified by (a). ServiceMaster does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. The Company believes that these non-GAAP measures provide an important perspective on the performance of the Company's continuing operations.


                                                           For the year ended
$ in thousands, except per share                           December 31, 2003
------------------------------------                       -----------------
Reported Operating Loss                                    $(166,243)
Impairment Charge                                            480,670
                                                           ----------
Operating Income, Excluding Charge                         $ 314,427


Reported Loss from Continuing Operations                   $(221,975)
Impairment Charge, Net of Tax                                383,152
                                                           ----------
Income from Continuing Operations, Excluding Charge        $ 161,177

Diluted Earnings Per Share:
Reported Loss from Continuing Operations                   $   (.75)
Impairment Charge                                              1.30
                                                           --------
Income from Continuing Operations, Excluding Charge        $    .54

2003 Significant Changes in Accounting Policies

         In the second quarter of 2002, the Company recorded an extraordinary loss of $.03 per share resulting from the early extinguishment of debt. As a result of the Company's adoption of Statement of Financial Accounting Standards
(SFAS) 145, "Rescission of FASB Statements No. 4, 44 & 64, Amendment of FASB Statement No. 13 and Technical Corrections" in 2003, this loss was reclassified into interest expense, thereby reducing the previously reported 2002 diluted earnings per share from continuing operations by the same amount.

Conference Call Details
-----------------------

         The Company will review these results and discuss its outlook in a call at 10:00 a.m. CT on February 12, 2004. Interested parties may listen to the call at (888) 501-1080. The conference call will include Jon Ward, Chairman and Chief Executive Officer, and Ernie Mrozek, President and Chief Financial Officer. The call will be broadcast live and can be accessed at the ServiceMaster web site, www.svm.com. The call will be archived on the site for 30 days and may also be accessed for seven days at (800) 633-8284 (#21183499).

Company Overview
----------------

         ServiceMaster provides outsourcing services for more than 10.5 million residential and commercial customers. As America's Service Brands for Home and Business, the core service capabilities of ServiceMaster include lawn care and landscape maintenance, termite and pest control, plumbing, heating and air conditioning services (HVAC), cleaning and disaster restoration, furniture repair and home warranty.

         These services are provided through a network of over 5,400 company-owned and franchised service centers and business units operating under leading brands which include Terminix, TruGreen ChemLawn, TruGreen LandCare, American Residential Services, Rescue Rooter, American Mechanical Services, American Home Shield, ServiceMaster Clean, AmeriSpec, Merry Maids and Furniture Medic.

Business Segments
-----------------

         The Company is primarily comprised of five business segments:

          The TruGreen segment includes the lawn care operations performed under the TruGreen ChemLawn brand name and landscaping services provided under the TruGreen LandCare brand name. The Terminix segment includes domestic termite and pest control services. The American Residential Services and American Mechanical Services segment includes heating, ventilation, air conditioning (HVAC), electrical and plumbing services provided under the ARS, AMS and Rescue Rooter brand names. The American Home Shield segment offers warranty contracts on home systems and appliances and home inspection services through AmeriSpec. The Other Operations segment includes the Company's franchised operations, which include ServiceMaster Clean, Merry Maids, Furniture Medic, the Company's international operations and headquarters.

Forward-Looking Statements
--------------------------

         This press release contains statements concerning future results and other matters that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements, which look forward in time and include everything other than historical information, be subject to the safe harbors created by such legislation. The Company notes that these forward-looking statements involve risks and uncertainties that could affect its results of operations, financial condition or cash flows. Factors that could cause actual results to differ materially from those expressed or implied in a forward-looking statement include the following (among others): weather conditions that affect the demand for the Company's services; competition in the markets served by the Company; labor shortages or increases in wage rates; unexpected increases in operating costs, such as higher insurance, self insurance and health care costs; higher fuel prices; increased governmental regulation including telemarketing; general economic conditions in the United States, especially as they may affect home sales or consumer spending levels; time and expenses associated with integrating and winding down businesses; and other factors described from time to time in documents filed by the Company with the Securities and Exchange Commission.

THE SERVICEMASTER COMPANY
(In thousands, except per share data)


                       Three Months Ended      Twelve Months Ended
                          December 31,             December 31,
Statements of Income
                         2003        2002        2003         2002
                     ----------- -----------  ----------- -----------
Operating Revenue    $   806,510 $   787,231  $ 3,568,586 $ 3,500,721

Operating Costs and Expenses:

Cost of services
 rendered and
 products sold           585,965     563,060    2,430,523   2,398,952
Selling and
 administrative
 expenses                180,357     184,073      817,719     760,934
Amortization
 expense                   1,429       1,010        5,917       7,442
Charge (credit) for
 impaired assets (1)         ---      (2,000)     480,670      (2,000)
                     ----------- -----------  ----------- -----------
Total operating costs
 and expenses            767,751     746,143    3,734,829   3,165,328
                     ----------- -----------  ----------- -----------
Operating
 Income (Loss)            38,759      41,088     (166,243)    335,393

Non-operating Expense (Income):

Interest expense (2)      16,032      16,223       65,255      92,901
Interest and
 investment income        (8,811)     (1,128)     (15,012)     (6,431)
Minority interest and
 other expense, net        2,047       1,193        8,151       6,682
                     ----------- -----------  ----------- -----------
Income (Loss) from
 Continuing Operations
 before Income Taxes      29,491      24,800     (224,637)    242,241
Provision for income
 taxes, includes a
 $98 million benefit
 relating to the
 impairment charge
 in 2003                   6,112       5,514       (2,662)     84,938
                     ----------- -----------  ----------- -----------
Income (Loss) from
 Continuing
 Operations               23,379      19,286     (221,975)    157,303

Discontinued
 Operations, net
 of income taxes            (325)     (4,519)      (2,712)       (309)
                     ----------- -----------  ----------- -----------
Net Income (Loss)    $    23,054 $    14,767  $  (224,687)$   156,994
                     =========== ===========  =========== ===========

Diluted Earnings Per Share (3):

Income (Loss)
 from Continuing

 Operations               $ 0.08      $ 0.06      $ (0.75)     $ 0.51

Discontinued
 Operations, net             ---       (0.01)       (0.01)        ---
                          ------      ------      -------      ------
Diluted Earnings
 Per Share                $ 0.08      $ 0.05      $ (0.76)     $ 0.51
                          ======      ======      =======      ======

Number of Shares -
  Diluted                297,913     302,829      295,610     305,912






---------------------------------------------------------------------
Dividends Per Share      $ 0.105     $ 0.105       $ 0.42      $ 0.41
                         =======     =======       ======      ======
Price Range Per Share:
 High Price               $12.10      $12.15       $12.10      $15.50
 Low Price                 10.20        8.89         8.95        8.89
---------------------------------------------------------------------




THE SERVICEMASTER COMPANY
(In thousands)
                                                   As of
Condensed Balance Sheets
                                         December 31,   December 31,
                      Assets                 2003           2002
                                         ------------   ------------
  Cash and cash equivalents              $    228,161   $    227,177
  Marketable securities                        90,540         75,194
  Receivables, net of allowances              333,834        322,954
  Inventories and other current assets        232,966        277,585
  Assets in discontinued operations             5,273         22,586
                                         ------------   ------------
    Total Current Assets                      890,774        925,496
                                         ------------   ------------
  Intangible assets, primarily trade
   names and goodwill, net of accumulated
   amortization                             1,732,659      2,177,561
  Property and equipment, net of
   accumulated depreciation                   179,515        188,555
  Notes receivable, long-term securities,
   and other assets                           153,478        123,326
                                         ------------   ------------
    Total Assets                         $  2,956,426   $  3,414,938
                                         ============   ============
              Liabilities and Equity

  Current liabilities                    $    770,079   $    771,305
  Liabilities in discontinued operations       14,380         36,624
  Current debt maturities                      33,781         31,135
                                         ------------   ------------
    Total Current Liabilities                 818,240        839,064
                                         ------------   ------------
  Long-term debt                              785,490        804,340
  Other long-term obligations                 401,474        421,843

  Liabilities in discontinued operations       34,396         30,682
  Minority interest                           100,309        100,309
  Shareholders' equity                        816,517      1,218,700
                                         ------------   ------------
    Total Liab. and Shareholders' Equity $  2,956,426   $  3,414,938
                                         ============   ============


                                             Twelve Months Ended
                                                 December 31,

Statements of Cash Flows                     2003           2002
                                         ------------   ------------

Cash and Cash Equivalents at January 1   $    227,177   $    402,642

Cash Flows from Operations:

Net Income (Loss)                            (224,687)       156,994
Adjustments to reconcile net income to
 net cash flows from operations:
  Loss from discontinued operations             2,712            309
  Charge (credit) for impaired assets,
    net of tax (1)                            383,152         (1,200)
  Depreciation                                 49,861         48,866
  Amortization                                  5,917          7,442
  Deferred income tax expense                  65,256         65,799
  Change in working capital, net of
    acquisitions                                   27         86,029
  Other, net                                    1,300          9,952
                                         ------------   ------------
Net Cash Provided from Operations             283,538        374,191
                                         ------------   ------------
Cash Flows from Investing Activities:
  Property additions                          (39,243)       (60,113)
  Sale of equipment and other assets           11,090          4,565
  Proceeds from business sales                 21,106         30,500
  Business acquisitions, net of
    cash acquired                             (28,875)       (13,003)
  Notes receivable, financial investments
    and securities                            (23,499)        (2,117)
                                         ------------   ------------
Net Cash Used for Investing Activities        (59,421)       (40,168)
                                         ------------   ------------
Cash Flows from Financing Activities:
  Net payments of debt                        (31,216)      (345,142)
  Purchase of ServiceMaster stock             (85,581)       (52,058)
  Shareholders' dividends                    (124,841)      (123,204)
  Other                                        16,330         19,140
                                         ------------   ------------
Net Cash Used for Financing Activities       (225,308)      (501,264)
                                         ------------   ------------

                                         ------------   ------------
Cash Provided from (Used for)
  Discontinued Operations                       2,175         (8,224)
                                         ------------   ------------

Cash Increase (Decrease)
  During the Period                               984       (175,465)
                                         ------------   ------------
Cash and Cash Equivalents at Dec. 31     $    228,161   $    227,177
                                         ============   ============

Notes:
(1) In accordance with Statement of Financial Accounting Standards (SFAS) 142, "Goodwill and Other Intangible Assets", the Company's goodwill and intangible assets that are not amortized are subject to at least an annual assessment for impairment by applying a fair-value based test. During the third quarter of 2003, the Company recorded a non-cash impairment charge associated with American Residential Services, American Mechanical Services and TruGreen LandCare business units of $481 million pre-tax ($383 million after-tax).

(2) In 2003, the Company adopted SFAS 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections". The primary impact to the Company of SFAS 145 is that it rescinds SFAS 4 which required all material gains and losses from the extinguishment of debt to be classified as extraordinary items. SFAS 145 requires that the more restrictive criteria of APB Opinion No. 30 be used to determine whether such gains or losses are extraordinary. In the second quarter of 2002, the Company recorded an extraordinary loss of $.03 per diluted share ($15 million pre-tax, $9 million after-tax) from the early extinguishment of debt. As a result of the Company's adoption of SFAS 145 in 2003, this loss was reclassified into interest expense, thereby reducing the previously reported 2002 diluted earnings per share from continuing operations to $.51 for the twelve months.

(3) The weighted average common shares for the diluted earnings per share calculation includes the incremental effect related to outstanding options whose market price is in excess of the exercise price. Shares potentially issuable under convertible securities have been considered outstanding for purposes of the diluted earnings per share calculations only if their impact is dilutive.

In the diluted earnings per share calculations for the three months ended December 31, 2003 and 2002 as well as the twelve months ended December 31, 2002 shares potentially issuable under convertible securities have not been considered outstanding in the diluted earnings per share calculations as their impact results in a less dilutive computation. Due to losses incurred for the twelve months ended December 31, 2003, the denominator does not include the effects of options or convertible securities as it would result in a less dilutive computation. As a result, diluted earnings per share for the twelve months ended December 31, 2003 are the same as basic earnings per share.

The following table reconciles both the numerator and the denominator of the basic earnings per share from continuing operations computation to the numerator and the denominator of the diluted earnings per share from continuing operations computation:

(in thousands, except per share data)

                                Three months ended
                                 December 31, 2003

Continuing Operations:     Income      Shares       EPS
----------------------   ----------    -------    -------
Basic EPS                $   23,379    293,761    $  0.08

Effect of dilutive
 securities,
 net of tax:
 Options                                 4,152
                         ----------    -------
Diluted EPS              $   23,379    297,913    $  0.08
                         ==========    =======    =======


                                Three months ended
                                 December 31, 2002


Continuing Operations:     Income      Shares       EPS
----------------------   ----------    -------    -------
Basic EPS                $   19,286    299,162    $  0.06

Effect of dilutive
 securities,
 net of tax:
 Options                                 3,667
                         ----------    -------
Diluted EPS              $   19,286    302,829    $  0.06
                         ==========    =======    =======


                                Twelve months ended
                                 December 31, 2003

                           Income
Continuing Operations:     (Loss)      Shares       EPS
----------------------   ----------    -------    -------
Basic EPS                $ (221,975)   295,610    $ (0.75)

Effect of dilutive
 securities,
 net of tax:
 Options                                   ---
                         ----------    -------
Diluted EPS              $ (221,975)   295,610    $ (0.75)
                         ==========    =======    =======


                                Twelve months ended
                                 December 31, 2002

Continuing Operations:     Income      Shares       EPS
----------------------   ----------    -------    -------
Basic EPS                $  157,303    300,383    $  0.52

Effect of dilutive
 securities,
 net of tax:
 Options                                 5,529
                         ----------    -------
Diluted EPS              $  157,303    305,912    $  0.51
                         ==========    =======    =======

THE SERVICEMASTER COMPANY
(In thousands)
                                     Segment Summaries

                              For the three months ended Dec. 31,
                                                         Percent
                                  2003         2002      Change
                              -----------  -----------  -------
Operating Revenue:
 TruGreen                     $   290,457  $   268,850       8%
 Terminix                         212,050      212,045       0%
 American Home Shield              97,795       99,531      -2%
 ARS/AMS                          167,610      169,001      -1%
 Other Operations                  38,598       37,804       2%
                              -----------  -----------  -------
Total Operating Revenue       $   806,510  $   787,231       2%
                              ===========  ===========  =======

Operating Income:
 TruGreen                     $    23,722  $    19,706      20%
 Terminix                          23,158       19,857      17%
 American Home Shield               5,231        6,986     -25%
 ARS/AMS                               37        2,301     -98%
 Other Operations                 (13,389)      (7,762)     N/A
                              -----------  -----------  -------
Total Operating Income        $    38,759  $    41,088      -6%
                              ===========  ===========  =======

                             For the twelve months ended Dec. 31,
                                                         Percent
                                  2003         2002      Change
                              -----------  -----------  -------
Operating Revenue:
 TruGreen                     $ 1,347,400  $ 1,284,616       5%
 Terminix                         945,258      924,384       2%
 American Home Shield             450,264      423,526       6%
 ARS/AMS                          673,558      718,892      -6%
 Other Operations                 152,106      149,303       2%
                              -----------  -----------  -------
Total Operating Revenue       $ 3,568,586  $ 3,500,721       2%
                              ===========  ===========  =======

Operating Income (Loss):
 TruGreen (1)                 $   (34,017) $   165,292      N/A
  TruGreen without
   impairment charge (1)          154,853      165,292      -6%
 Terminix                         131,044      127,441       3%
 American Home Shield              58,154       47,890      21%
 ARS/AMS (1)                     (281,777)      17,342      N/A
  ARS/AMS without
   impairment charge (1)           10,023       17,342     -42%
 Other Operations                 (39,647)     (22,572)     N/A
                              -----------  -----------  -------
Total Operating
 Income (Loss) (1)            $  (166,243) $   335,393      N/A
                              ===========  ===========  =======

(1) In the third quarter of 2003, the Company recorded a pre-tax impairment charge of $481 million related to its goodwill and intangible assets. Approximately $189 million of the charge is associated with the TruGreen LandCare operations reported in the TruGreen segment, and the remaining $292 million relates to the ARS/AMS segment. In order to provide clarity to the operating performance of continuing operations, the Company has presented segment results after adjusting for the impact of the impairment charge.

                                      As of December 31,
                                                         Percent
                                  2003         2002      Change
                              -----------  -----------  -------
Capital Employed:
 TruGreen                     $   821,412  $   979,932     -16%
 Terminix                         596,535      599,433       0%
 American Home Shield             134,372      100,026      34%
 ARS/AMS                           86,764      398,982     -78%
 Other Operations and
  Discontinued Operations          97,014       76,111      27%
                              -----------  -----------  -------
Total Capital Employed        $ 1,736,097  $ 2,154,484     -19%
                              ===========  ===========  =======

Capital employed is defined as the segment's total assets less liabilities, exclusive of debt balances. The Company believes these figures are useful to investors in helping them compute return on capital measures and therefore better understand the performance of the Company's business segments.


                                    Key Performance Indicators

                                   Rolling twelve month metrics
                                         as of December 31,

                                         2003        2002
                                       -------     -------

 TruGreen -
  Growth in Full Program Contracts          4%          2%
  Customer Retention Rate                59.5%       59.3%

 Terminix -
  Growth in Pest Control Customers          2%          2%
  Pest Control Customer Retention Rate   77.1%       75.8%

  Growth in Termite Customers              -2%          0%
  Termite Customer Retention Rate        88.1%       89.0%

 American Home Shield -
  Growth in Warranty Contracts              5%         15%
  Customer Retention Rate                54.9%       54.0% (2)


  (2) Restated to conform with the 2003 calculation.